Exhibit 5.2

GOODSILL ANDERSON QUINN & STIFEL

A LIMITED LIABILITY LAW PARTNERSHIP LLP

ALII PLACE, SUITE 1800 • 1099 ALAKEA STREET

HONOLULU, HAWAII 96813

MAIL ADDRESS: P.O. BOX 3196

HONOLULU, HAWAII 96801

TELEPHONE (808) 547-5600 • FAX (808) 547-5880

info@goodsill.com • www.goodsill.com

December 4, 2008

Interval Acquisition Corp.

6262 Sunset Drive

South Miami, Florida  33143

Re:	Interval Acquisition Corp./ 9.5% Senior Notes due 2016/ Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special local counsel to Interval Acquisition Corp., a Delaware corporation (“Interval”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Interval with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the public offering of a $300,000,000 aggregate principal amount of 9.5% Senior Note due 2016 (the “Exchange Note”) and Guarantee attached to Exchange Note (the “Exchange Guarantee”) by certain subsidiaries and related entities of Interval (the “Guarantors”).  The Guarantors include, among others, ResortQuest Hawaii, LLC, a Hawaii limited liability company (“ResortQuest”), ResortQuest Real Estate of Hawaii, LLC, a Hawaii limited liability company (“ResortQuest RP”), RQI Holdings, LLC, a Hawaii limited liability company (“RQI”), and REP Holdings, Ltd., a Hawaii corporation (“REP”) (said four subsidiaries are referred to herein collectively as the “Hawaii Subsidiaries” and each separately as a “Hawaii Subsidiary”).  The Exchange Note and the Exchange Guarantee are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for like principal amounts of the issued and outstanding 9.5% Senior Note due 2016 of Interval dated August 21, 2008 (the “Restricted Note”), together with the Guarantee attached to the Restricted Note (the “Restricted Guarantee”), issued under the Indenture, dated as of August 19, 2008, as supplemented by the First Supplemental Indenture dated as of August 20, 2008 (as supplemented, the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee, as contemplated by that certain Registration Rights Agreement dated as of August 20, 2008, by and among the Company, the Guarantors and the Noteholders listed on the signature pages thereto.

We have reviewed the following documents:

1.                                       the Indenture;

2.                                       the Restricted Guarantee;

3.                                       the unexecuted form of Exchange Guarantee;

4.                                       Amended and Restated Operating Agreement of ResortQuest dated September       , 2007 [date left blank on document];

5.                                       Articles of Organization for Limited Liability Company of ResortQuest dated May 27, 2002;

6.                                       Amended and Restated Operating Agreement of ResortQuest RP dated September       , 2007 [date left blank on document];

7.                                       Amended and Restated Articles of Organization of ResortQuest RP dated September 1, 2007;

8.                                       Amended and Restated Operating Agreement of RQI dated November 6, 2007;

9.                                       Articles of Organization for Limited Liability Company of RQI dated May 25, 2007;

10.                                 Articles of Incorporation of REP dated April 30, 1998;

11.                                 By-Laws of REP dated as of May 1, 1998;

12.                                 Unanimous Written Consent of the Managers in Lieu of a Meeting for ResortQuest dated August 15, 2008;

13.                                 Unanimous Written Consent of the Managers in Lieu of a Meeting for ResortQuest RP dated August 15, 2008;

14.                                 Unanimous Written Consent of the Managers in Lieu of a Meeting for RQI dated August 15, 2008;

15.                                 Unanimous Written Consent of the Board of Directors in Lieu of a Meeting for REP dated August 15, 2008;

16.                                 Certificate of ResortQuest;

17.                                 Certificate of ResortQuest RP;

18.                                 Certificate of RQI; and

19.                                 Certificate of REP.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Indenture or the Accord, as modified by the Hawaii 2000 Report (see below).

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991) as modified by the customs and practices in the State of Hawaii as described in the Hawaii 2000 Report, 22 U. Hawaii L. Rev. 347 (“Hawaii 2000 Report”).  As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Hawaii 2000 Report, and this Opinion Letter should be read in conjunction therewith.  The law covered by the opinions expressed herein is limited to the Law of the State of Hawaii.

We have also examined such other certificates, documents, resolutions, and opinions as we have deemed necessary or appropriate for the purposes of this Opinion Letter.

Based upon and subject to the foregoing, we are of the opinion that:

1.             Each Hawaii Subsidiary is duly authorized to execute, deliver, and take all actions by such Hawaii Subsidiary under the Indenture, the Restricted Guarantee, and the Exchange Guarantee.

2.             The person(s) executing the Restricted Guarantee and the Indenture on behalf of each Hawaii Subsidiary had the full right, power and authority, to execute and deliver the Restricted Guarantee and the Indenture as such Hawaii Subsidiary’s act and deed and to bind such Hawaii Subsidiary thereto.

3.             The person(s) executing the Exchange Guarantee on behalf of each Hawaii Subsidiary has/have the full right, power and authority, to execute and deliver the Exchange Guarantee as such Hawaii Subsidiary’s act and deed and to bind such Hawaii Subsidiary thereto.

The General Qualifications (the Bankruptcy and Insolvency Exception, the Equitable Principles Limitation, and the Other Common Qualifications) apply to the opinions set forth above.

This Opinion Letter may be relied upon by you and by your legal counsel, Baker & Hostetler LLP, and only in connection with the Transaction and may not be used or relied upon by any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

The phrase “Primary Lawyer Group”, as used in the Accord, is hereby modified, and for purposes of applying the Accord to this Opinion Letter, the Primary Lawyer Group means the lawyers in this firm who have given substantive legal attention to representation of Interval and the Hawaii Subsidiaries in connection with the Transaction.

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement.

Very truly yours,

/S/ GOODSILL ANDERSON QUINN & STIFEL
A LIMITED LIABILITY LAW PARTNERSHIP LLP